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                                                                    EXHIBIT (24)



                         INDEPENDENT AUDITORS' CONSENT



The Board of Directors
ONEOK Inc.:

We consent to incorporation by reference in the Registration Statement Nos. 33-04177, 33-04179, and 33-06857 on Form S-8 and Nos. 33-58555 and 33-61637 on
Form S-3 of ONEOK Inc. of our report dated October 10, 1996, relating to the consolidated balance sheets of ONEOK Inc.and subsidiaries as of August 31, 1996 and 1995, and the related consolidated statements of income, shareholders' equity, and cash flows for each of the years in the three-year period ended August 31, 1996, which report appears in the August 31, 1996 annual report on Form 10-K of ONEOK Inc. Our report refers to a change in the method of accounting for the impairment of long-lived assets in 1996.




                                                         KPMG Peat Marwick LLP





Tulsa, Oklahoma
October 10, 1996